Exhibit (p)(1)

Artisan Partners Funds, Inc. Code of Ethics for Directors

The Investment Company Act of 1940, as amended (the Investment Company Act) and rules require that Artisan Partners Funds, Inc. (Artisan Funds) establish standards and procedures for the detection and prevention of certain conflicts of interest, including activities by which persons having knowledge of the investments and investment intentions of Artisan Funds might take advantage of that knowledge for their own benefit. This Code of Ethics for Directors (the Code) has been adopted by Artisan Funds to meet those concerns and legal requirements.

This Code covers Artisan Funds’ independent directors and any director who is defined as an “interested person” pursuant to Section 2(a)(19)(A)(v)1 of the Investment Company Act (Covered Interested Directors). Independent directors are those members of Artisan Funds’ board who are not affiliated with an investment adviser or sub-adviser to Artisan Funds (the Adviser), are not officers of Artisan Funds, and are not otherwise “interested persons” of the Adviser (Independent Directors and, collectively with Covered Interested Directors, Covered Directors).

Any questions about the Code or about the applicability of the Code to a Personal Securities Transaction (defined below) should be directed to Artisan Funds’ general counsel, chief compliance officer or chief financial officer, or counsel to Artisan Funds or to the Independent Directors.

I.	Statement of Principle

General Prohibitions—The Investment Company Act and rules make it illegal for any person covered by the Code, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by Artisan Funds, to:

a.	employ any device, scheme, or artifice to defraud Artisan Funds;

b.

make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of circumstances under which they are made, not misleading or in any way mislead Artisan Funds regarding a material fact;

c.	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon Artisan Funds; or

d.	engage in any manipulative practice with respect to Artisan Funds.

Non-public Information—Under certain circumstances, Independent Directors may receive material non-public information concerning a current or potential investment opportunity. Such information may be subject to a confidentiality agreement. No Independent Director may communicate such information to the Adviser’s associates in violation of the law, any firm policy, or any duty of confidentiality owed to a third-party. The “tipping” of material, non-public information to a third-party in violation of a duty of confidentiality raises special

[1]

Section 2(a)(19)(A)(v) defines an interested person as any person or any affiliated person of a person (other than a registered investment company) that, at any time during the 6-month period preceding the date of the determination of whether that person or affiliated person is an interested person, has executed any portfolio transactions for, engaged in any principal transactions with, or distributed shares for (i) the investment company; (ii) any other investment company having the same investment adviser as such investment company or holding itself out to investors as a related company for purposes of investment or investor services; or (iii) any account over which the investment company’s investment adviser has brokerage placement discretion.

issues under the insider-trading laws, and is expressly prohibited under this Code. If an Independent Director discloses, inadvertently or otherwise, material, non-public information in contravention of this Code or applicable laws, such disclosure should be reported immediately to Artisan Funds’ chief compliance officer or his or her designee.

Personal Securities Transactions—The Code regulates Personal Securities Transactions as a part of the effort by Artisan Funds to detect and prevent conduct that might violate the general prohibitions outlined above. A Personal Securities Transaction is a transaction in a security in which the person subject to this Code has a beneficial interest.

When the phrase “Personal Securities Transaction” is used in this Code, it means Personal Securities Transaction as defined in these paragraphs.

Security is interpreted very broadly for this purpose, and includes any right to acquire any security (an option or warrant, for example).

You have a beneficial interest in a security in which you have, directly or indirectly, the opportunity to profit or share in any profit derived from a transaction in the security, or in which you have an indirect interest, including beneficial ownership by your spouse or minor children or other dependents living in your household, or your share of securities held by a partnership of which you are a general partner. Technically, the rules under section 16 of the Securities Exchange Act of 1934 will be applied to determine if you have a beneficial interest in a security (even if the security would not be within the scope of section 16). Examples of beneficial interest are attached as Appendix A.

In any situation where the potential for conflict exists, transactions for Artisan Funds must take precedence over any personal transaction. The people subject to this Code owe a duty to Artisan Funds and its shareholders to conduct their Personal Securities Transactions in a manner which does not interfere with the portfolio transactions of Artisan Funds, otherwise take inappropriate advantage of their relationship with Artisan Funds, or create any actual or potential conflict of interest between their interests and the interests of Artisan Funds and its shareholders.

Situations not specifically governed by this Code of Ethics will be resolved in light of this general principle.

II.	Restrictions of Personal Securities Transactions

A.	No Transactions with Artisan Funds—No Covered Director shall knowingly sell to or purchase from Artisan Funds any security or other property, except securities issued by Artisan Funds.

B.

No Conflicting Transactions—No Covered Director shall purchase or sell any security in which such person has or would thereby acquire a beneficial interest which the person knows, or in the ordinary course of fulfilling his or her duties as a director should know, is being purchased or sold or considered for purchase or sale by Artisan Funds until Artisan Funds’ transactions have been completed or consideration of such transactions has been abandoned. If a Covered Director has such knowledge and is considering a transaction in that security, the Covered Director should contact the general counsel or chief compliance officer prior to the transaction to verify that Artisan Funds’ transaction has been completed or its consideration of such transaction has been abandoned.

The prohibitions of this paragraph II.B. do not apply to any transaction in a trust or investment advisory account in which a Covered Director (either alone or with others who are not subject to this Code) has a beneficial interest if the investment discretion over the account is exercised by a third party and at the time of the transaction the Covered Director did not have knowledge of the transaction.

III.	Compliance Procedures

A.	Reports Required by Covered Interested Directors

1.

Report of Initial Holdings—Each Covered Interested Director shall complete and return to Artisan Funds’ chief compliance officer or his or her designee, no later than ten (10) days after becoming a Covered Interested Director, a report on initial holdings of Covered Securities[2] in the form attached hereto as Exhibit A. Information provided in the report must be current as of a date no more than 45 days prior to the date the person becomes a Covered Interested Director. A Covered Interested Director may submit a report other than the form attached as Exhibit A provided that such report contains substantially the same information as called for in Exhibit A and complies with the requirements of Rule 17j-1(d)(1). Reports may be in writing signed by a Covered Interested Director or provided electronically.

2.

Report of Quarterly Transactions—Each Covered Interested Director shall complete and return to Artisan Funds’ chief compliance officer or his or her designee, no later than 30 days after the end of each calendar quarter, a report on transactions in Covered Securities[2] and shares of Artisan Funds and accounts established by the Covered Interested Director in which the Covered Interested Director had direct or indirect beneficial ownership in the form attached hereto as Exhibit B. A Covered Interested Director may submit a report other than the form available on Exhibit B provided that such report contains substantially the same information as called for in Exhibit B and complies with the requirements of Rule 17j-1(d)(1). Reports may be in writing signed by a Covered Interested Director or provided electronically.

3.

Report of Annual Holdings—Each Covered Interested Director shall complete and return to Artisan Funds’ chief compliance officer or his or her designee, a report on annual holdings in the form attached hereto as Exhibit A no later than 45 days after the end of each calendar year and shall include information as of December 31 of the preceding year. A Covered Interested Director may submit a report other than the form available on Exhibit A provided that such report contains substantially the same information as called for in Exhibit A and complies with the requirements of Rule 17j-1(d)(1). Reports may be in writing signed by a Covered Interested Director or provided electronically.

4.

Termination of Reporting Obligation—The obligation of a Covered Interested Director to submit reports under this Section III.A shall terminate on the date as of which the Covered Interested Director ceases to be a Covered Interested Director.

B.	Reports Required by Independent Directors

1.

Report of Personal Transactions in Covered Securities—An Independent Director shall report to Artisan Funds’ chief compliance officer or his or her designee, any Personal Securities Transaction in which the Independent Director, at the time of the transaction, knew, or in the ordinary course of fulfilling his or her duties as a director should have known, that on the day of the transaction, or within 15 days before or after that day, a purchase or sale of that Covered Security was made by or considered for Artisan Funds.

For example, if an Independent Director knows on the date of a purchase of a Covered Security for his or her own account that Artisan Funds purchased or sold, or was considering purchasing or selling, the same Covered Security within 15 days before or after the Independent Director’s purchase, the Independent Director would be required to report his or her purchase transaction

[2]

Covered Securities are defined in Rule 17j-1 under the Investment Company Act as all securities under Section 2(a)(36) of the Investment Company Act except that they do not include (i) direct obligations of the U.S. Government; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end registered investment companies (mutual funds).

to the chief compliance officer. No reporting requirement would exist, however, if an Independent Director purchased a Covered Security for his or her own account and subsequently, but within the 15-day reporting period, learned that Artisan Funds was considering a purchase of the same security.

a.

Time Reports are Due—Reports of Personal Securities Transactions required by this section shall be delivered to Artisan Funds’ chief compliance officer within 10 days after the end of the calendar quarter in which the transaction occurred.

b.

Content and Form of Reports—Reports of Personal Securities Transactions may be in any form (including copies of transaction confirmations or monthly brokerage statements) but must include (i) the date of the transaction; (ii) the title, interest rate and maturity date (if applicable), number of shares, and the principal amount of each security involved; (iii) the nature of the transaction (i.e., purchase, sale, gift, or other type of acquisition or disposition); (iv) the price at which the transaction was effected; (v) the name of the broker, dealer, or bank with or through which the transaction was effected; (vi) the name of the reporting person; and (vii) the date the report is submitted.

C.

Review of Transactions—Artisan Funds’ chief compliance officer will review the reported transactions of the Covered Directors for any conflict or potential conflict with the transactions of Artisan Funds.

D.

Initial and Annual Certifications of Compliance—Each Covered Director shall complete and return to Artisan Funds’ chief compliance officer or his or her designee, no later than 30 days after becoming a Covered Director, an initial certification that he or she has read and understands the Code and will comply with the Code in all respects. Each Covered Director is required to certify annually thereafter that he or she has read and understands the Code and recognizes that he or she is subject to the Code, and that he or she has reported all Personal Securities Transactions required to be reported under the Code. To accomplish this, the secretary, chief compliance officer of Artisan Funds, or their designee, shall annually distribute a copy of the Code and request certification. The secretary, chief compliance officer or their designee, shall be responsible for ensuring that all Covered Directors comply with the certification requirement.

E.	Review by Artisan Funds’ Board—The chief compliance officer of Artisan Funds, or his or her designee, shall prepare an annual written report to the board of Artisan Funds that:

1.	summarizes existing procedures concerning personal investing and any changes in those procedures during the past year;

2.

describes issues that arose during the previous year under the Code or procedures concerning personal investing, including but not limited to information about material violations of the Code and sanctions imposed;

3.	certifies to the board that Artisan Funds has adopted procedures reasonably necessary to prevent its investment persons and access persons, as defined in Rule 17j-1, from violating the Code; and

4.	identifies any recommended changes in existing restrictions or procedures based upon experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

IV.	Exempt Transactions

The provisions of this Code are intended to restrict the personal investment activities of the Covered Directors only to the extent necessary to accomplish the purposes of the Code. Therefore, the provisions of Sections II and III of this Code shall not apply to:

A.	Purchases or sales effected in any account over which the persons subject to this Code have no direct or indirect influence or control;

B.	Purchases or sales of:

1.	securities that are direct obligations of the U.S. government (that is, U.S. Treasury bills, notes and bonds);

2.	shares of open-end investment companies (mutual funds); and

3.	bank certificates of deposit, banker’s acceptances, repurchase agreements or commercial paper.

C.	Purchases that are part of an automatic dividend reinvestment plan (this exception applies only to the quarterly transaction reports required under Sections III.A.2and III.B.3 of this Code);

D.

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

E.

Purchases or sales that receive the prior approval of the general counsel, chief compliance officer or chief financial officer of Artisan Funds because they are not inconsistent with this Code or the provisions of Rule 17j-1 under the Investment Company Act.

V.	Consequences for Failure to Comply with the Code

Compliance with this Code is a condition of retention of positions with Artisan Funds. The board of Artisan Funds shall determine what action is appropriate for any breach of the provisions of the Code by a Covered Director, which may include removal from the board.

Reports filed pursuant to the Code will be maintained in confidence but will be reviewed by Artisan Funds’ chief compliance officer or his or her designee with respect to reports filed by Covered Interested Directors, and the Adviser or Artisan Funds with respect to reports filed by Independent Directors to verify compliance with the Code. Additional information may be required to clarify the nature of particular transactions.

VI.	Retention of Records

The Secretary of Artisan Funds, or his or her designee, shall maintain the records listed below for a period of five years at Artisan Funds’ principal place of business in an easily accessible place:

A.	a list of all persons subject to the Code during the period, including whether such person is a Covered Interested Director;

B.	receipts signed by all persons subject to the Code acknowledging receipt of copies of the Code and acknowledging that they are subject to it;

C.	a copy of each code of ethics that has been in effect at any time during the period; and

D.	a copy of each report filed pursuant to the Code and a record of any known violation and action taken as a result thereof during the period.

Business Group Owner:	Legal and Compliance

Last Amended:	11 August 2022

Applicable to:	Artisan Partners Funds, Inc.

Exhibit A

Artisan Partners Funds, Inc.

Code of Ethics for Directors

Initial and Annual Holdings Report for Covered Interested Directors

☐

Initial Holdings Report of ___________, 20____

(Report must be filed no later than 10 days after the person became a Covered Interested Director, and information must be current as of a date no more than 45 days prior to the date the person became a Covered Interested Director.)

	☐	Annual Holdings Report as of ____________, 20____ (Report must be filed no later than 45 days after the end of the calendar year, and information should be as of December 31 of the preceding year.)

I.	☐	As of the above date, I had direct or indirect beneficial ownership of the following Covered Securities:

Title of Security	Number of Shares	Principal Amount of Security

	☐	I have no Covered Securities to report.

II.	☐	As of that same date, the following broker/dealer(s) or bank(s) maintained an account in which any securities were held for my direct or indirect benefit (note: list accounts, not securities):

Name of Broker/Dealer or Bank with Whom an Account is Maintained

☐	I have no accounts to report.

This report (i) excludes securities with respect to which I had no direct or indirect influence or control, (ii) excludes securities not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date:	Signature:

Name Printed:

Exhibit B

Artisan Partners Funds, Inc.

Code of Ethics for Directors

Quarterly Securities Transactions Report for Covered Interested Directors

[Due within 30 days after the end of a calendar quarter]

For the Calendar Quarter Ended:         , 20

I.	☐	During the quarter referred to above, the following transactions were effected in Covered Securities and shares of Artisan Funds in which I had direct or indirect beneficial ownership and which are required to be reported pursuant to the Code:

Title of Security (and interest rate and maturity date, if applicable)	Date of Transaction	Number of Shares and Principal Amount of Each Security Involved	Nature of Transaction (Purchase, Sale, Other)	Price of Security at Which Transaction Effected	Broker/Dealer or Bank Through Whom Effected

	☐	I have no securities transactions to report.

II.	☐	During the quarter referred to above, I established the following account in which any securities were held for my direct or indirect benefit during the quarter (note: list accounts, not securities):

Broker/Dealer or Bank With Whom Account Established	Date Account Was Established

☐	I have no accounts to report.

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date:	Signature:

Name Printed:

Artisan Partners Funds, Inc.

Code of Ethics for Directors

Initial Code of Ethics Certification

[Due within 30 days after becoming a Covered Director]

I affirm that I have received a copy of the Artisan Partners Funds, Inc. Code of Ethics for Directors (the Code) and have read and understand it. I will comply with the Code in all respects.

Date:

Signature

Name Printed

Artisan Partners Funds, Inc.

Code of Ethics for Directors

Annual Code of Ethics Certification

I affirm that I have received a copy of this Code of Ethics (the Code) and have read and understand it. I will comply with the Code in all respects.

I further certify that I have reported all Personal Securities Transactions required to be reported under the Code.

Date:

Signature

Name Printed

Appendix A

Examples of Beneficial Interest

For purposes of the Code, you will be deemed to have a beneficial interest in a security if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. Examples of beneficial ownership under this definition include:

∎

securities you own, no matter how they are registered, and including securities held for you by others (for example, by a custodian or broker, or by a relative, executor or administrator) or that you have pledged to another (as security for a loan, for example);

∎

securities held by a trust of which you are a beneficiary (except that, if your interest is a remainder interest and you do not have or participate in investment control of trust assets, you will not be deemed to have a beneficial interest in securities held by the trust);

∎

securities held by you as trustee or co-trustee, where either you or any member of your immediate family (i.e., spouse, children or descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has a beneficial interest (using these rules) in the trust;

∎	securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries and have or participate in investment control;

∎	securities held by any partnership in which you are a general partner, to the extent of your interest in partnership capital or profits;

∎	securities held by a personal holding company controlled by you alone or jointly with others;

∎

securities held by (i) your spouse, unless legally separated, or you and your spouse jointly, or (ii) your minor children or any immediate family member of you or your spouse (including an adult relative), directly or through a trust, who is sharing your home, even if the securities were not received from you and the income from the securities is not actually used for the maintenance of your household; or

∎

securities you have the right to acquire (for example, through the exercise of a derivative security), even if the right is not presently exercisable, or securities as to which, through any other type of arrangement, you obtain benefits substantially equivalent to those of ownership.

You will not be deemed to have beneficial ownership of securities in the following situations:

∎	securities held by a limited partnership in which you do not have a controlling interest and do not have or share investment control over the partnership’s portfolio; and

∎	securities held by a foundation of which you are a trustee and donor, provided that the beneficiaries are exclusively charitable and you have no right to revoke the gift.

These examples are not exclusive. There are other circumstances in which you may be deemed to have a beneficial interest in a security. Any questions about whether you have a beneficial interest should be directed to the general counsel, compliance officer or chief financial officer, or to counsel for Artisan Funds or the Independent Directors.